AT&T Reports Fourth-Quarter Results
Full-Year Consolidated Results
●	Diluted EPS of $2.85 as reported compared to $4.76 in the prior year (2017 impacted by tax reform)
●	Adjusted EPS of $3.52 compared to $3.05 in the prior year
●	Cash from operations of $43.6 billion, up 15%
●	Capital expenditures of $21.3 billion
●	Free cash flow of $22.4 billion, up 36%
●	Dividend payout ratio of 60%[1]
●	Consolidated revenues of $170.8 billion

Fourth-Quarter Consolidated Results
●	Diluted EPS of $0.66 as reported compared to $3.08 in the year-ago quarter (2017 impacted by tax reform)
●	Net income of $4.9 billion compared to $19.0 billion in the year-ago quarter (2017 impacted by tax reform)
●	Adjusted EPS of $0.86 compared to $0.78 in the year-ago quarter
●	Cash from operations of $12.1 billion, up 27%
●	Capital expenditures of $4.2 billion
●	Dividend payout ratio 46%[1]
●	Free cash flow of $7.9 billion, up 78%
●	Consolidated revenues of $48.0 billion

As Part of Fourth-Quarter Results, AT&T Reports:
●	Strong Cash from Operations and Record Free Cash Flow
●	Consolidated Pro Forma Adjusted EBITDA Growth
●	Deleveraging Plan on Track
●	2019 Guidance Reaffirmed

Note: AT&T's fourth-quarter earnings conference call will be webcast at 8:30 a.m. ET on Wednesday, January 30, 2019. The webcast and related materials will be available on AT&T’s Investor Relations website at https://investors.att.com.

DALLAS, January 30, 2019 — AT&T Inc. (NYSE:T) reported strong Mobility and WarnerMedia results in the fourth quarter, including solid domestic wireless service revenue growth with record fourth-quarter wireless service margins. (On a GAAP basis, domestic service revenues declined 3.0%; however, on a comparable basis, service revenues grew 2.9%.)

“Our top priority for 2018 and 2019 is reducing our debt and I couldn’t be more pleased with how we closed the year. In 2018, we generated record free cash flow while investing at near-record levels. Our dividend payout as a percent of free cash flow was 46% for the quarter and 60% for the year, allowing us to increase the dividend for the 35th consecutive year,” said Randall Stephenson, AT&T chairman and CEO. “This momentum will carry us into 2019 allowing us to continue reducing our debt while investing in the business and continuing our strong record for paying dividends.”
Fourth-Quarter Results
North America Wireless Highlights:
●	3.8 million total wireless net adds:
o	2.8 million in U.S., driven by connected devices and smartphones
o	1.0 million in Mexico

Communications Highlights
●	Operating income up 3.1% on a comparable basis; EBITDA up 1.9%
●	Mobility:
o	Service revenues up 2.9% on a comparable basis; operating income up 18.7% with EBITDA up 13.3% on a comparable basis
o	147,000 phone net adds in the U.S.
●	134,000 postpaid phone net adds
●	13,000 prepaid phone net adds
o	467,000 branded smartphones added to base
●	Entertainment Group:
o	Focus on profitability and reduced promotions leads to losses in video subscribers
o	More than 11 million customer locations passed with fiber

WarnerMedia Highlights
●	Revenues up with operating income gains in all business units
o	Strong Warner Bros. theatrical and television licensing revenue growth
o	Turner subscription revenue growth
o	HBO digital subscriber growth continued
o	11 Academy Award® nominations
Latin America Highlights
●	3.2 million Mexico wireless full-year net adds
●	250,000 full-year Vrio net adds
Xandr Highlights
●	Advertising revenues grew BY 48.6%; up 26.0% excluding the AppNexus acquisition
●	Continued progress in strategic initiatives

Consolidated Financial Results2
AT&T's consolidated revenues for the fourth quarter totaled $48.0 billion versus $41.7 billion in the year-ago quarter, up 15.2%, primarily due to the Time Warner acquisition partially offset by the impact of ASC 606 which includes the policy election of netting of approximately $980 million of USF revenues with operating expenses.  Without the accounting change, revenues were $48.9 billion, an increase of 17.2% primarily due to the Time Warner acquisition. Declines in legacy wireline services, wireless equipment, domestic video and Vrio were more than offset by WarnerMedia and growth in domestic wireless services and Xandr.

Operating expenses were $41.8 billion versus $40.4 billion in the year-ago quarter, primarily due to the Time Warner acquisition, partially offset by the netting of USF and other regulatory fees and the deferral of commissions under ASC 606. Excluding those impacts, operating expenses were $43.3 billion, an increase of about $2.9 billion due to the Time Warner acquisition and Entertainment Group content cost pressure, partially offset by the write-off of certain network assets in the prior year, lower wireless equipment costs and cost efficiencies.

Versus results from the fourth quarter of 2017, operating income was $6.2 billion versus $1.3 billion, primarily due to the Time Warner acquisition and the write-off of certain network assets in the prior year; and operating income margin was 12.8% versus 3.1%. On a comparative basis, operating income was $5.6 billion and operating income margin was 11.4%. When adjusting for amortization, merger- and integration-related expenses and other items, operating income was $9.4 billion, or $8.8 billion on a comparative basis, versus $6.3 billion in the year-ago quarter, and operating income margin was 19.6%, or 18.1% on a comparative basis, versus 15.1% in the year-ago quarter due to the acquisition of Time Warner and impact of ASC 606.

Fourth-quarter net income attributable to AT&T was $4.9 billion, or $0.66 per diluted share, versus $19.0 billion, or $3.08 per diluted share, in the year-ago quarter which reflected the impact of the December 2017 federal Tax Cuts and Jobs Act. Adjusting for $0.20, which includes amortization costs, merger- and integration-related expenses and other items, a true-up of deferred tax liability remeasurement and other tax items and a non-cash actuarial gain on benefit plans from the annual remeasurement process, earnings per diluted share was $0.86 compared to an adjusted $0.78 in the year-ago quarter, a 10% increase.

Cash from operating activities was $12.1 billion, and capital expenditures were $4.2 billion. Capital investment included about $270 million in FirstNet capital costs and $1.1 billion in FirstNet capital reimbursements. Free cash flow — cash from operating activities minus capital expenditures — was $7.9 billion for the quarter.

Full-Year Results
For full-year 2018 when compared with 2017 results, AT&T's consolidated revenues totaled $170.8 billion versus $160.5 billion, up 6.4%, primarily due to the Time Warner acquisition partially offset by the impact of ASC 606 which includes the policy election of netting approximately $3.7 billion of USF revenues with operating expenses. Without the accounting change, revenues were $174.3 billion, an increase of 8.6% primarily due to the Time Warner acquisition.

Operating expenses were $144.7 billion compared with $140.6 billion, primarily due to the Time Warner acquisition partially offset by the netting of USF and other regulatory fees and the deferral of commissions under ASC 606. Excluding those impacts, operating expenses were $150.6 billion, an increase of about $10.0 billion due to the Time Warner acquisition, Entertainment Group content cost pressure and higher wireless equipment costs, partially offset by the write-off of certain network assets in the prior year and cost efficiencies.

Versus results from 2017, operating income was $26.1 billion, up 30.7% primarily due to the Time Warner acquisition and the write-off of certain network assets in the prior year; and operating income margin was 15.3% versus 12.4%. On a comparative basis, operating income was $23.7 billion and operating income margin was 13.6%. With adjustments for both years, operating income was $35.2 billion, or $32.8 billion on a comparable basis, versus $29.5 billion in 2017, and operating income margin was 20.6%, or 18.8% on a comparative basis, versus 18.4% in 2017.

2018 net income attributable to AT&T was $19.4 billion, or $2.85 per diluted share, versus $29.5 billion, or $4.76 per diluted share in 2017. With adjustments for both years, earnings per diluted share was $3.52 compared to an adjusted $3.05 in 2017, up 15% primarily due to lower rates associated with tax reform, the impact of ASC 606 and the acquisition of Time Warner.

AT&T's full-year cash from operating activities was $43.6 billion versus $38.0 billion in 2017. Capital expenditures, including capitalized interest, totaled $21.3 billion versus $21.6 billion in 2017. Capital investment included about $1.2 billion in FirstNet capital costs and $1.4 billion in FirstNet capital reimbursements. Full-year free cash flow was $22.4 billion compared to $16.5 billion in 2017, up 36%. The company’s free cash flow dividend payout ratio for the full year was 60%.1

2019 Outlook3
AT&T expects in 2019:
●	Free cash flow in the $26 billion range;
●	Low single-digit adjusted EPS growth;
●	Dividend payout ratio in the high 50s% range;
●	End-of-year net debt to adjusted EBITDA in the 2.5x range;
●	Gross capital investment in the $23 billion range[4]

3Adjustments to EPS include merger-related amortization in the range of $7.5 billion, a non-cash mark-to-market benefit plan gain/loss, merger integration and other adjustments. We expect the mark-to-market adjustment which is driven by interest rates and investment returns that are not reasonably estimable at this time, to be a significant item.  Our EPS, free cash flow and EBITDA estimates depend on future levels of revenues and expenses which are not reasonably estimable at this time.   Accordingly, we cannot provide a reconciliation between our non-GAAP metrics and the reported GAAP metrics without unreasonable effort. (Our 2019 outlook for Net Debt to Adjusted EBITDA ratio excludes the impact of a new accounting standard for leases (ASC 842) that is effective beginning January 1, 2019 to be consistent with our existing multi-year guidance on this debt ratio.)

1 Free cash flow dividend payout ratio is dividends divided by free cash flow.

2AT&T adopted new U.S. accounting standards that deal with revenue recognition (ASC 606), post-employment benefit costs and certain cash receipts on installment receivables. These changes impact the company’s income statements and cash flows. With the adoption of ASC 606, the company made a policy decision to record Universal Service Fees (USF) and other regulatory fees on a net basis. The company is providing comparable results in addition to GAAP to help investors better understand the impact on financials from ASC 606 and the policy decision. Historical income statements and cash flows have been recast to show only the impact of the adoption of the other two accounting standards.
4Excludes expected FirstNet reimbursements in the $1 billion range; includes potential vendor financing.

*About AT&T
AT&T Inc. (NYSE:T) is a diversified, global leader in telecommunications, media and entertainment, and technology. It executes in the market under four operating units. WarnerMedia’s HBO, Turner and Warner Bros. divisions are world leaders in creating premium content, operate one of the world’s largest TV and film studios, and own a world-class library of entertainment. AT&T Communications provides more than 100 million U.S. consumers with entertainment and communications experiences across TV, mobile and broadband services. Plus, it serves more than 3 million business customers with high-speed, highly secure connectivity and smart solutions. AT&T Latin America provides pay-TV services across 11 countries and territories in Latin America and the Caribbean, and is the fastest growing wireless provider in Mexico, serving consumers and businesses. Xandr provides marketers with innovative and relevant advertising solutions for consumers around premium video content and digital advertising through its AppNexus platform.
AT&T products and services are provided or offered by subsidiaries and affiliates of AT&T Inc. under the AT&T brand and not by AT&T Inc. Additional information is available at about.att.com. © 2019 AT&T Intellectual Property. All rights reserved. AT&T, the Globe logo and other marks are trademarks and service marks of AT&T Intellectual Property and/or AT&T affiliated companies. All other marks contained herein are the property of their respective owners.
Cautionary Language Concerning Forward-Looking Statements
Information set forth in this news release contains financial estimates and other forward-looking statements that are subject to risks and uncertainties, and actual results might differ materially. A discussion of factors that may affect future results is contained in AT&T's filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update and revise statements contained in this news release based on new information or otherwise.
This news release may contain certain non-GAAP financial measures. Reconciliations between the non-GAAP financial measures and the GAAP financial measures are available on the company's website at https://investors.att.com.
For more information, contact:
Name: Erin McGrath
AT&T Inc.
Phone: 214-862-0651
Email: Erin.McGrath@att.com